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[MANAT LOGO]

                                                                     Exhibit 8.2

                           FORM OF MANATT TAX OPINION

June __, 2004                                               File No:  25907-031

Slippery Rock Financial Corporation
100 South Main Street
Slippery Rock, Pennsylvania 16057

       RE: CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OF
           SLIPPERY ROCK FINANCIAL CORPORATION WITH AND INTO F.N.B. CORPORATION

Ladies and Gentlemen:

      In accordance with the request of Slippery Rock Financial Corporation, a Pennsylvania corporation ("Slippery Rock"), we provide the following analysis and opinions relating to certain federal income tax consequences of the merger (the "Merger") of Slippery Rock with and into F.N.B. Corporation, a Florida corporation ("Parent"). Immediately following the Merger, Slippery Rock's wholly-owned subsidiary, The First National Bank of Slippery Rock, a national association ("Slippery Rock Bank"), shall merge (the "Bank Merger") with and into Parent's wholly-owned subsidiary, The First National Bank of Pennsylvania ("Parent Bank"). The Merger and the Bank Merger will be undertaken pursuant to that certain Agreement and Plan of Merger dated as of May 5, 2004, including exhibits thereto (the "Agreement"). This opinion is being delivered in accordance with Section 7.02(c) of the Agreement. Terms used herein have the same meanings as in the Agreement.

      The following description of the Merger is set forth in the Agreement. Subject to the terms and conditions of the Agreement, at the Effective Time, Slippery Rock shall merge with and into Parent in accordance with the applicable provisions of the Pennsylvania Business Corporation Law of 1988, as amended, and the Florida Business Corporation Act, as amended. The separate corporate existence of Slippery Rock shall cease and Parent shall survive and continue to exist as a corporation incorporated under the Florida Business Corporation Act. Parent shall be the Surviving Corporation. The name of the Surviving Corporation shall be "F.N.B. Corporation." The articles of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the articles and bylaws of Parent as in effect immediately prior to the Merger. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of Parent immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified. The authorized capital stock of the Surviving

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Slippery Rock Financial Corporation
June __, 2004
Page 2

Corporation upon consummation of the Merger shall be as set forth in the Parent articles of incorporation immediately prior to the Merger.

      At the Effective Time, the effect of the Merger shall be as provided in the applicable sections of the Pennsylvania Business Corporation Law and the Florida Business Corporation Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Slippery Rock shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Slippery Rock shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

      Subject to the provisions of the Agreement, each share of Slippery Rock Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Treasury Stock) shall, by virtue of the Merger, no longer be outstanding and shall, as of the Effective Time, automatically be converted into and shall thereafter only represent the right to receive, at the election of the holder thereof, any of the following: (a) Parent Common Stock equal to the Exchange Ratio; (b) cash in the amount of the Price Per Share; or (c) a combination of Parent Common Stock and cash. The Agreement sets forth the procedures for making elections and allocations of such merger consideration. At and after the Effective Time, each share of Treasury Stock shall be canceled and retired and no shares of Parent Common Stock, cash, or other consideration shall be issued in exchange therefor. At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

      No fractional shares of Parent Common Stock shall be issued in the Merger. In lieu thereof, each holder of Slippery Rock Common Stock who would otherwise be entitled to receive a fractional share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive an amount in cash (without interest) rounded to the nearest cent, equal to the product obtained by multiplying (a) the Parent Closing Average by (b) the fraction (calculated to the nearest ten-thousandth) of the share of Parent Common Stock to which the holder would otherwise be entitled. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share interest.

      Any holder of Slippery Rock Common Stock who shall be entitled to be paid the "fair value" of such holder's Dissenting Shares of Slippery Rock Common Stock, as provided in the Pennsylvania Business Corporation Law, shall not be entitled to the consideration to which such holder would otherwise have been entitled (as described above), unless and until such holder shall have failed to perfect or withdrawn or lost such holder's dissenter's rights under the Pennsylvania Business Corporation Law, and shall be entitled to receive only such payment as is provided for in the Pennsylvania Business Corporation Law.

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Slippery Rock Financial Corporation
June __, 2004
Page 3

      Immediately following the Merger, Slippery Rock Bank shall merge with and into Parent Bank pursuant to the Bank Merger Agreement. Parent Bank shall continue as a wholly-owned subsidiary of Parent thereafter.

      Our analysis and the opinions set forth below are based upon the existence of the facts above and the facts set forth in that certain Agreement referred to above. Our analysis and opinions are also based on certain representations in the Agreement and certain written representations to us from Slippery Rock and Parent in letters of even date herewith (each a "Representations Letter"). Our analysis and opinions are further based on that certain Form S-4 Registration Statement being filed on this date with the Securities and Exchange Commission in connection with the transactions described herein (the "Form S-4"). The facts and representations contained in the above-referenced documents are incorporated herein by reference as the operative facts underlying the tax opinions set forth herein. We have assumed, with your consent, that the statements and representations contained in the Agreement, the Representations Letters and the Form S-4 are true, correct and complete on the date hereof and will continue to be true, correct and complete through the Effective Time of the Merger. Any change or inaccuracy in such facts or representations may adversely affect our opinions.

      In rendering our opinions, we have examined such documents, laws, regulations and other legal matters as we have considered necessary or appropriate for purposes of the opinions expressed herein. In our examination, we have assumed, with your consent, the genuineness of all signatures on documents, the capacity of each party executing a document to execute such document, the authenticity of all documents submitted to us as an original, and the conformity to original documents of all documents submitted to us as copies. We also have assumed that the transactions provided for in the Agreement will be consummated in accordance with the Agreement and that all covenants contained in the Agreement and the Representations Letters will be performed without waiver or breach of any material provision thereof. Moreover, we have assumed that any representation or statement made "to the best knowledge" or similarly qualified is correct without such qualification, and that the Merger qualifies as a statutory merger under the Pennsylvania Business Corporation Law and the Florida Business Corporation Act. We have not made any independent investigation in rendering our opinions other than as described herein.

      Our opinions are based upon the Internal Revenue Code as of the date hereof and currently applicable regulations promulgated thereunder (including final, temporary and proposed regulations), published administrative positions of the Internal Revenue Service in revenue rulings and revenue procedures, and judicial decisions. Such legal authorities are all subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinions. We have undertaken no obligation to update this letter for events occurring or coming to our attention after the date hereof.

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Slippery Rock Financial Corporation
June __, 2004
Page 4

      The opinions set forth herein have no binding effect on the Internal Revenue Service or the courts. No ruling from the Internal Revenue Service has been or will be sought on any issues related to the transactions provided for in the Agreement, and there can be no assurance that the Internal Revenue Service will not take a view contrary to this letter. No assurance can be given that, if contested, a court would agree with the opinions set forth herein. The opinions set forth herein represent rather our best legal judgment as to the likely outcome of the issues addressed herein if such issues were litigated on the merits and all appeals exhausted.

      In the case of transactions as complex as the transactions provided for in the Agreement, many federal, state and local income and other tax consequences arise. We have been asked only to address the issues specifically set forth below. No opinion is expressed regarding any other issues.

      This letter is being issued solely for the benefit of Slippery Rock and for the benefit of the Slippery Rock shareholders as of the date of the Merger. It may not be relied upon, used, circulated, quoted, or referred to by, nor may copies hereof be delivered to, any other person without our prior written consent.

      Subject to the foregoing, it is our opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, it is our opinion that the section entitled "Material Federal Income Tax Consequences of the Merger" set forth in the Form S-4 accurately describes the material federal income tax considerations applicable to the Slippery Rock shareholders as a result of the transactions provided for in the Agreement.

      We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement on Form S-4 and the reference to the name of our firm therein. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                               Very truly yours,